                                                                    Exhibit 10.6
                     AMENDMENT TO EXECUTIVE INCENTIVE PLAN


The definition of "Change in Control" in Section 2 of Appendix A to the GTE Corporation 1997 Executive Incentive Plan is hereby amended, effective January 1, 1999, by replacing the period at the end of paragraph (d)(iii) thereof with a semicolon and by adding the following paragraph at the end of such definition:

         provided that, notwithstanding the preceding provisions of this definition of "Change in Control," in the case of Awards for Plan Years beginning on or after January 1, 1999, neither (1) the merger between the Corporation and Bell Atlantic Corporation ("Bell Atlantic") or a subsidiary of Bell Atlantic, pursuant to the Agreement and Plan of Merger dated as of July 27, 1998, among Bell Atlantic, Beta Gamma Corporation, and the Corporation (the "Agreement"), as such Agreement may be amended from time to time (the "Merger") nor (2) any proposal, agreement (including the Agreement), or action to approve, effectuate, or implement the Merger nor (3) any change in the membership of the Board as a result of the Merger shall constitute or create a Change in Control.